                            RPM, INC. AND SUBSIDIARIES                       14
                            --------------------------
               CONSOLIDATED STATEMENTS OF COMPUTATIONS OF EARNINGS
               ---------------------------------------------------
                  PER COMMON SHARE AND COMMON SHARE EQUIVALENTS
                  ---------------------------------------------
                                   (Unaudited)
                    (In thousands, except per share amounts)

                                                                    Exhibit 11.1
                                                                    ------------

                                                           Nine Months Ended       Three Months Ended
                                                      ------------------------- ------------------------
                                                      February 28, February 29, February 28, February 29,
                                                          1997       1996          1997       1996
                                                      -----------  ------------ -----------  ----------


Shares Outstanding
------------------
   For computation of primary earnings per
     common share
        Weighted average shares                           77,639      75,737      77,965      75,737
        Net issuable common share equivalents                488         427         583         427
                                                         -------     -------     -------     -------

              Total shares for primary earnings
                 per share                                78,127      76,164      78,548      76,164

   For computation of fully-diluted earnings
     per common share
        Additional shares issuable assuming
           conversion of convertible securities            9,767       9,767       9,767       9,767

        Additional common shares equivalents;
           ending market value higher than
           average market value                              101           0           0           0
                                                         -------     -------     -------     -------

               Total shares for fully-diluted
                  earnings per share                      87,995      85,931      88,315      85,931
                                                         =======     =======     =======     =======

Net Income
----------
   Net income applicable to common shares
      for primary earnings per share                     $49,997     $44,298     $ 7,508     $ 8,047
        Add  back interest net of tax on convertible
           securities assumed to be converted              3,907       3,710       1,317       1,251
                                                         -------     -------     -------     -------

   Net income applicable to common shares for
      fully-diluted earnings                             $53,904     $48,008     $ 8,825     $ 9,298
                                                         =======     =======     =======     =======



   Earnings Per Common Share and Common
      Share Equivalents                                  $   .64     $   .58     $   .10     $   .11
                                                         =======     =======     =======     =======

   Earnings Per Common Share Assuming Full
      Dilution                                           $   .61     $   .56     $   .10     $   .11
                                                         =======     =======     =======     =======






The accompanying notes to consolidated financial statements are an integral part of these statements.